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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

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                                 FORM 8-K
                      Pursuant to Section 13 or 15(d)
                  of the Securities Exchange Act of 1934
                       Date of Report: May 29, 1998
                         GRADALL INDUSTRIES, INC.
          (Exact name of registrant as specified in its charter)

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                Delaware                     001-12049         36-3381606
      (State of other jurisdiction          (Commission       (IRS Employer
            of incorporation)                File no.)     Identification No.)


          406 Mill Avenue SW,
          New Philadelphia, OH                                    44663
(Address of principal executive offices)                       (Zip Code)



    Registrant's telephone number, including area code: (330) 339-2211



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      (Former name or former address, if changed since last report.)

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                Item 5.  Other Events.

               See the attached press release dated May 29, 1998.



                                 SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        GRADALL INDUSTRIES, INC.




                                        By: /s/ Bruce A. Jonker
                                            ---------------------------
                                            Name:  Bruce A. Jonker
                                            Title: Vice President and Chief
                                                   Financial Officer
June 15, 1998



PRESS RELEASE


            Gradall Industries, Inc. Adopts Stockholder Rights Plan

               New Philadelphia, Ohio -- May 29, 1998 -- Gradall Industries, Inc. announced today that its Board of Directors has adopted a Stockholder Rights Plan designed to enhance the Board's ability to protect stockholders against, among other things, unsolicited attempts to acquire control of Gradall that do not offer an adequate price to all stockholders or are otherwise not in the best interests of its stockholders. Gradall said that the Plan was not adopted in response to any stock acquisition plans or proposals of others.

               Under the Plan each common stockholder at the close of business on June 10, 1998 will receive a dividend of one right for each share of Common Stock held. However, as is the case with similar Stockholder Rights Plans adopted by many other companies, the rights are not exercisable until after a person has become the beneficial owner of 15% or more of Gradall's Common Stock or commenced a tender or exchange offer which would result in such ownership. Once a person acquires such ownership, the rights would permit Gradall stockholders, other than the acquiring person, to purchase additional Common Stock at a substantial discount to its then current market price. The
rights will expire in ten years, unless earlier exchanged or redeemed.   The
plan provides an exemption for existing 15% stockholders.